EXHIBIT 99.1

CAUTIONARY FACTORS RELEVANT TO FORWARD-LOOKING INFORMATION

  Brown Disc Products Company, Inc. (the "Company") wishes to caution readers that the following important factors, among others, in the future could cause actual results and needs of the Company to vary materially from forward-looking statements made from time to time by the Company on the basis of management's then-current expectations. The Company has noted, among other factors, that the production and sale of software media storage devices is a mature business characterized by intense competition and narrow gross profit margins; the Company intends to expand its services and product lines by increasing internal capacity, developing electronic software distribution for customers via the Internet and/or seeking the acquisition of an additional business in the computer services industry. These plans have not been fully implemented, are directed to competitive markets and involve a high degree of risk. Accuracy with respect to forward-looking projections is difficult.

  Therefore, an investment in the securities of the Company is speculative in nature, involves a high degree of risk, and should not be made by an investor who cannot afford the risk of loss of his or her investment. Investors should carefully consider the following risk factors associated with an investment in the Company's securities.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; DEFICIENCY IN STOCKHOLDERS' EQUITY; AUDITOR'S QUALIFICATION; DEFICIT IN WORKING CAPITAL:

  The Company commenced operations in September 1987, was required to seek the protection of Chapter 11 of the U.S. Bankruptcy Act in 1992, and has not operated on a profitable basis. Net losses before extraordinary items were $1,121,000 and $372,000 for the fiscal years ended June 30, 1996 and 1995, respectively, and $244,000 for the three months ended September 30, 1996. At September 30, 1996, the Company had an accumulated deficit from operations since its inception of $2,973,000 and a $411,000 deficiency in its stockholders' equity. Total liabilities at September 30, 1996 were $867,000 and there were also redeemable Series A preferred stock outstanding of $134,000 which require mandatory redemption from future net income, if any.

  At September 30, 1996, the Company had limited cash resources of $65,000 and a deficiency in working capital of $36,000; included in current liabilities, however, is a contingent liability of $166,000 due the Company's former President under a settlement agreement that is required to be paid only from 5% of proceeds realized from subsequent financings by the Company. There can be no assurance that the Company will obtain additional financing.

  THE REPORT OF STOCKMAN KAST RYAN & SCRUGGS, PC, ON THE FINANCIAL
STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDED JUNE 30, 1996 CONTAINS A PARAGRAPH EXPRESSING SUBSTANTIAL DOUBT CONCERNING THE ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN. Management's plan to address these matters is discussed elsewhere in this Report and in Note 1 of the Notes to Financial Statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996. See "Management's Discussion and Analysis or Plan of Operation" and the financial statements elsewhere in this Report and in prior filings with the Securities and Exchange Commission.



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  Although increases in revenues are required for the Company to absorb existing overhead, in view of historical losses from operations, negative working capital and the Company's debt service obligations, the Company has not been able to invest significantly in sales and marketing and accordingly has generally limited these activities to telemarketing and selected trade shows. Results of operations in the future will be influenced by numerous factors, including the ability of the Company to successfully expand its products and services and/or to negotiate the acquisition of another business enterprise, the development and implementation of sales and marketing programs, competitive factors and the ability of the Company to control costs. As a result of these factors, the forecast of future business operations is subject to numerous uncertainties. There can be no assurance that revenue growth or profitability on a quarterly or annual basis will be attained. The Company therefore is subject to all the risks incident to a business with a limited history of operations including, among others, the possibility of unforeseen expenses, difficulties, complications and delays, and it may be difficult or impossible to obtain additional financing if required for the Company's business.

DEPENDENCE ON GENERATING ADDITIONAL REVENUES AND NO ASSURANCE OF MARKET
ACCEPTANCE:

  The Company's core business involves the duplication of software produced by third parties on media discs and services for printing and decoration of software media storage discs. Notwithstanding continued growth in demand for software media storage products, the Company's core business is in a mature industry with limited capital entry requirements in which the Company and its competitors hold no significant patent rights, and the industry is characterized by intense competition and narrow gross profit margins. Improved cash flows will be dependent on increasing sales, and there can be no assurance that sales levels for software duplication and related services will increase.

  Management's plan contemplates expansion of the Company's products and services by internal development and/or obtaining rights to distribute other products, seeking negotiations for the acquisition of another business enterprise and the development and implementation of sales and marketing programs. The Company believes that its future growth and profitability will depend upon expanding its products and services and market acceptance of such additional products and services. Market acceptance of new products and services requires substantial time and effort and is subject to various risks. There can be no assurance of market acceptance of new products and services or that sales levels will be increased.

NEED FOR ADDITIONAL FINANCING:

  Management anticipates the Company may be required to seek additional equity financing in the future to sustain its operations, to support the introduction of new products or services and/or to finance the acquisition of another business if a suitable acquisition candidate is identified. The Company's actual future capital requirements will depend on numerous factors, including, but not limited to, the Company's progress in generating increased revenues from the introduction of new products and services, the cost of marketing and advertising programs, management's ability to control costs, inventory requirements, competing technological and market developments and the cost of obtaining additional rights to additional products for distribution. If the Company generates revenue increases, it may require additional working capital to support increases in manufacturing capacity and for additional capital required to finance receivable and inventory increases. No assurance can be given that additional financing will be forthcoming or, if available, would be sufficient to satisfy the Company's future operating requirements. The Company has no commitment to obtain additional funds and there can be no assurance it will be successful in the event management determines the Company should initiate efforts to obtain additional financing.

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  Because of the Company's limited capital, it also may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional financing when needed, or that any such financing, if available, will be obtainable on reasonable terms. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to accept unfavorable alternatives, including the delay, reduction or elimination of product introductions and expansion, marketing and advertising and other operating expenses.

DEPENDENCE ON KEY PERSONNEL: The success of the Company is substantially dependent on the services of its officers, key employees and professional consultants. The Company is dependent in particular upon the services of Ronald H. Cole, its President and Chief Executive Officer. The Company also relies, and for the foreseeable future will rely, on independent advisors and consultants to provide certain services to the Company. There can be no assurance that such services will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's operations therefore are dependent upon a limited number of key employees and consultants and the loss of the services of these or other key personnel could have a material adverse effect upon the Company. The Company does not maintain key man insurance on the lives of its executive officers and key consultants.

CONFLICTS OF INTEREST: The Company in the past has engaged in a number of material transactions with its directors and executive officers and/or their affiliates, and may engage in such transactions in the future. All such transactions have been in the past, and will be in the future, approved by a majority of the Company's disinterested directors.

COMPETITION: The business in which the Company is engaged is characterized by intense competition, especially as to price. The Company competes with much larger, well-established companies that have greater financial, technical, manufacturing, marketing and research and development resources as well as a wide variety of companies comparable in size to the Company.

RISK OF TECHNOLOGICAL CHANGE: The technologies relating to computer data storage devices have undergone, and continues to experience, rapid and significant change. The Company's success will depend on its ability to maintain a competitive position with respect to its products and services and to attract and retain qualified personnel. There can be no assurance that future technological developments will not render products and services of the Company uneconomical or obsolete.

NO SIGNIFICANT PROPRIETARY RIGHTS:   The Company does not hold any patents or
significant proprietary rights as to any of its products. Accordingly, the Company relies upon trade secrets to protect limited proprietary information and customer data. There can be no assurance that trade secrecy obligations will be honored or that others have or will not independently develop similar or superior information.

DILUTIVE EFFECT OF OUTSTANDING SECURITIES OR SECURITIES TO BE ISSUED; POSSIBLE RISK OF MARKET OVERHANG:

  The Company has reserved shares of its Common Stock for issuance upon exercise of outstanding warrants and upon exercise of conversion rights for outstanding shares of convertible preferred stock. Outstanding warrrants include up to 112,350 shares exercisable at $.01 per share, up to 1,000,000 shares exercisable at $.10 per share and up to 2,010,000 shares exercisable at $.25 per share, In addition, it is anticipated that the Company may issue additional Common Stock, warrants or other securities convertible or exercisable into Common Stock in connection with management's plan to seek the

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acquisition of another business in the computer software and service industry and/or for future equity financings. Exercise of warrants, the conversion of preferred stock or the future issuance of equity securities could involve significant dilution to holders of the Company's Common Stock. Holders of convertible securities and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the convertible securities or warrants.

  Shares issued upon exercise of warrants or conversion rights or future issuance of securities, as well as restricted shares previously issued by the Company in private placement transactions, may become available for public sale under the provisions of Rule 144 of the Securities Act of 1933 or if the Company elects to register its securities under the Securities Act of 1933. As such, there may be a significant market overhang with respect to the Company's Common Stock in the public market from time to time in the future, and the existence thereof may have a depressive effect upon the market price for the Company's Common Stock and securities convertible into Common Stock.

UNDETERMINED EFFECT OF BLANK CHECK PREFERRED STOCK AND AUTHORIZED COMMON STOCK; POSSIBLE CHANGE IN CONTROL: The Company's articles of incorporation authorize the issuance of up to 50 million shares of "blank check preferred stock" with such rights, preferences, privileges and limitations as may be determined from time to time by the Board of Directors, and up to 50 million shares of Common Stock. Accordingly, the Board has the power without prior shareholder approval to issue additional shares of common stock and/or one or more series of preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and any other characteristics as the Board may deem necessary. Any such additional issuances of common stock and/or preferred stock may result in substantial and material dilution to existing holders of the Company's securities. In addition, the existence of a substantial amount of authorized and unissued common stock and blank check preferred stock could discourage, delay or prevent a takeover of the Company if any such transaction were to be proposed. In view of the Company's current financial condition, the acquisition of another business by the Company or additional financing transactions may involve the issuance of additional equity securities that could be significantly dilutive to the interests of current stockholders and/or may result in a change in control of the Company.

VOLATILITY OF MARKET PRICE FOR COMMON STOCK: The Company's Common Stock is publicly traded in the over-the-counter market and quoted on the NASD Electronic Bulletin Board under the trading symbol "BDPC". There has been significant volatility in the market price of securities relating to the computer industry generally and for the Company's Common Stock specifically. Factors such as quarterly variations in operating results, trading volume, general market trends, announcements of technological innovations or new commercial products, announcements by competitors and general market conditions may have a significant effect on the market price of the Company's Common Stock.


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